PROSPECTUS and	PRICING SUPPLEMENT NO. 26
PROSPECTUS SUPPLEMENT, each	Dated March 6, 2013
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $4,850,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$400,000,000 1.300% Senior Notes Due March 12, 2018

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESB6 / US24422ESB64

Date of Issue:	March 11, 2013

Maturity Date:	March 12, 2018

Principal Amount:	$400,000,000

Price to Public:	99.769%

Interest Payment Dates:	Semi-annually on each March 12 and September 12, commencing on September 12, 2013

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.300% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:
Name	Principal Amount Of Notes
Barclays Capital Inc.	$120,000,000.00
HSBC Securities (USA) Inc.	120,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	120,000,000.00
BNP Paribas Securities Corp.	13,334,000.00
Morgan Stanley & Co. LLC	13,333,000.00
Standard Chartered Bank	13,333,000.00
Total	$400,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.419% plus accrued interest from March 11, 2013 if settlement occurs after that date.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.